Exhibit 10.1
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into as of November 4, 2009, between Las Vegas Gaming Inc., a Nevada corporation ("Seller") and Session Gaming, LLC, a Nevada limited liability company ("Buyer"). Seller and Buyer are individually referred to as a "Party" and collectively as the "Parties."

Preliminary Statements

A. Subject to the terms and conditions set forth herein, Seller operates various businesses relating to hardware or software applications for gaming machines, linked- progressive, mega jackpot games, keno and bingo (collectively, the "Business").

B. Subject to the terms and conditions set forth herein, Seller desires to sell to Buyer the assets related to Seller's keno operations identified herein ("Keno Business"), excluding various intellectual property rights related thereto.

C. Subject to the terms and conditions set forth herein, Buyer desires to purchase the Purchased Assets (as defined in Section 1.1).

D. Seller entered into the Asset Purchase Agreement, dated as of August 19, 2009, with Gaming Arts, LLC ("Gaming Arts") relating to the sale of various assets of Seller's bingo operations, keno intellectual property and PRACs operations and entered into the Shared Services Agreement with Seller pursuant to which Seller provided various services to Gaming Arts.

Agreement

NOW THEREFORE, the Parties hereto agree as follows: 1. Purchase.

                             1.1    Purchase and Sale of Assets. As of the Closing (as defined in Section 3), subject to the terms and conditions set forth herein, Seller will grant, sell, assign and transfer to Buyer, and Buyer will purchase and accept all of Seller's right, title and interest in and to the following (collectively, the "Purchased Assets"):

                                                 (a) all tangible assets, including, without limitation, fixed assets, furniture, fixtures, machines, equipment, all inventories of office supplies and other accessories related thereto which are held at, or are in transit from or to, the Keno Business including raw materials, work in process and finished goods ("Inventory"), and computer hardware, in each case only to the extent such assets are currently solely and exclusively used in and required for the Keno Business, wherever located, including any and all Keno assets located on the real property of the offices of Seller located at 4000 West Ali Baba Lane, Las Vegas, Nevada, 990 S. Rock Blvd., Reno, Nevada, and Seller's Keno service locations, and those assets set forth on Schedule 1.1(a) (collectively, the "Keno Personal Property");

                                               (b) all content of the customer lists of Seller, including, without limitation, e-mail addresses and contact information of such customers and prospects of Seller (including, as appropriate, names, addresses, dates and other information customarily maintained by Seller), including, without limitation, all copies and tangible embodiments thereof (in whatever form or medium), in each case only to the extent relating to the Keno Business;

(c) all marketing information and any copies thereof including, without limitation, all market research, product and service feedback, product and service reviews and focus group materials, in each case in any and all media, and in each case only to the extent solely and exclusively related to the Keno Business;

(d) all right, title and interest in, and claims under, the contracts, leases, purchase order, sales order, judgment, agreements, licenses and commitments ("Contracts") of Seller set forth in Schedule 1.1(d) (collectively, the "Assumed Contracts"), including customer proposals and orders, to the extent that such contracts, agreements and commitments are assignable and transferable, and in each case only to the extent solely and exclusively related to the Keno Business;

(e) license agreements relating to the patents, trademarks and other intellectual property related to the Keno Business to the extent assignable (collectively, "Keno Intellectual Property"), as set forth on Schedule 1.1(e);

(f) books and records of Seller solely and exclusively relating to the Keno Business, including, but not limited to, such items stored in computer or by any other means or media;

(g) accounts receivables of Seller solely and exclusively arising from the Keno Business;

(h) the leasehold interest in the real property commonly known as 4000 Ali Baba, Suites D, E, F and G, Las Vegas, Nevada (the "Premises") which is subject to the Standard Industrial/Commercial Multi-Tenant Lease, dated September 8, 2003, as First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated July 14, 2004, Second Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated November 18, 2008 and Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated May 11, 2009 (collectively, the "Lease"), between Seller and Vegas Ventures, as landlord ("Landlord"); provided that if Landlord does not consent to the assignment of the Lease to Buyer, such leasehold interest and the Lease shall be excluded from the Purchased Assets; and

(i) all Claims (as defined in Section 13.1) and other rights solely and exclusively related to and arising from the foregoing and the Keno Business.

                              1.2    Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer agrees to: (i) assume accounts payable that were incurred and arose solely and exclusively in connection with the Keno Business within 30 days prior to the Closing ("Assumed Trade Payables"); and (ii) perform all obligations of Seller arising from and after the Closing pursuant to the terms of the Assumed Contracts but excluding any Liabilities (as defined below in this Section) arising from or relating to any breach, default or violation of the Assumed

Contracts by Seller prior to the Closing (together with the Assumed Trade Payables, the "Assumed Liabilities"). The term "Liabilities" shall mean any debt, Claim or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

                          1.3   No Other Assumption of Liabilities. This Agreement is for the purchase of the Purchased Assets, and, other than the Assumed Liabilities, Buyer shall not assume or pay, discharge or perform any Liabilities of Seller (including any obligations under any written or oral agreement relating to the Business) relating to the operation of the Keno Business or any other business or operations of Seller prior to or after the Closing.

                          1.4  Third Parties Consents. The Parties hereto acknowledge and agree that in connection with the Assumed Contracts, the consent of any third party that is otherwise required to assign the Assumed Contract is not a condition to the Closing and that Seller shall not be required to obtain any such consents; provided, however, upon Buyer's written request for Seller to obtain a third party consent in connection with the assignment of the Assumed Contract, Seller shall use its commercially reasonably efforts.

                         1.5   Lease. Buyer, in its sole and absolute discretion, may elect in writing to assume the Lease (the "Election"); provided, however, in the event Buyer provides written notice to Seller of the Election, Seller will use its commercially reasonable efforts to cause the Lease to be assigned to Buyer and obtain the Landlord's written consent ("Landlord's Consent"); provided that the assignment of Lease, including any additional terms and conditions that Buyer may request in connection therewith (the "Assignment of Lease"), shall be subject to Buyer's sole and absolute discretion and that Buyer shall have no obligation to assume the Lease or Liabilities related thereto if Landlord does not consent in writing to the Assignment of the Lease on or prior to the Closing.

2. Purchase Price.

                         2.1  Purchase Price. Subject to the terms and conditions, the purchase price for the Purchased Assets (the "Purchase Price") shall be equal to $100,000, subject to adjustment as provided in Section 2.2. Seller agrees that it shall use the Purchase Price to promptly pay all of Liabilities that are owed and outstanding, except with respect to the liabilities that are Assumed Liabilities.

                         2.2  Purchase Price Adjustment.

                                        (a)In the event a difference between accounts receivable attributable to the Keno Business ("Keno Accounts Receivable"), as of the Closing, and accounts payable attributable to the Keno Business ("Keno Accounts Payable"), as of the Closing, is less than $45,000 as of the Closing, as determined in accordance with Sections 2.2 (b), (c), (d) and (e), the Purchase Price shall be reduced dollar for dollar by the amount equal to the shortfall, but not below zero. For example, as of the Closing, if the Keno Accounts Receivable is $45,000 and the

Keno Accounts Payable is $15,000, the Purchase Price would be adjusted by the amount equal to 515,000.

(b) As promptly as practicable following the Closing, but in no event later than 30 days thereafter, Seller shall cause to be prepared and delivered to Buyer a statement setting forth the Keno Accounts Receivable and the Keno Accounts Payable as of the date of the Closing, as determined by Seller's Chief Financial Officer or Certified Public Accountant and as determined in accordance with the practices used by Seller in the statement setting forth the Keno Accounts Receivable and Keno Accounts Payable as of March 31, 2009 (the "March Statement") delivered to Buyer prior to the date of this Agreement.

(c) During the 30-day period following receipt of the statement required to be delivered by Seller to Buyer in accordance with Section 2.2(b) (the "Statement"), Buyer and its independent accountants shall, at Buyer's expense, be permitted to review the working papers of Seller and Seller's accountants relating to each Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances. The Statement shall become final and binding upon the Parties hereto on the 45th day following delivery thereof, unless Buyer gives written notice of its disagreement with such Statement (the "Notice of Disagreement") to Seller prior to such date. The Notice of Disagreement shall specify, in reasonable detail, the nature of any disagreement so asserted.

(d) During the 15-day period following the delivery of the Notice of Disagreement that complies with the preceding paragraph, or such longer period as the Parties hereto shall mutually agree, the Parties hereto shall seek, in good faith, to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 15-day period (or such longer mutually agreed upon period), the Parties hereto have not so resolved such differences, the Parties hereto shall submit the dispute for resolution to an independent accounting firm (the "Arbiter") for review and resolution of any and all matters which remain in dispute and which were properly included in such Notice of Disagreement. The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the Parties hereto in writing. The Parties hereto shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter. The scope of the disputes to be resolved by the Arbiter is limited to such items that Seller has disputed in the Notice of Disagreement. In resolving any disputed item, the Arbiter shall limit its review to matters set forth in the applicable Notice of Disagreement. The Arbiter shall notify Buyer and Seller whether or not the Arbiter believes that the computation contained in any Statement is understated or overstated, which determination (the "Determination") shall be final and binding and shall be the sole and exclusive remedy between Buyer and Seller regarding such computation, and judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced. Any amounts determined to be understated or overstated, as provided above, will be adjusted accordingly (the "Adjustment") solely for purposes of Section 2.2. Any Statement reviewed by the Arbiter shall, after giving effect to any applicable Adjustment, become final and binding on the Parties hereto.

(e) The fees, costs and expenses of the Arbiter shall be paid one-half by Seller, on the one hand, and one-half by Buyer, on the other.

3. Closing. The purchase of the Purchased Assets as contemplated herein (the

"Closing") shall take place at the offices of Gordon Silver located at 3960 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada 89169 on the seventh Business Day (as defined below in this Section) after all Gaming Approvals (as defined in Section 4.1) have been obtained by Buyer (the "Closing Date"); provided that the Closing shall occur no later than the 180th day after the date of this Agreement (the "Outside Closing Date," as may be extended as provided below). Notwithstanding the above, if all Gaming Approvals are not obtained on or prior to the Outside Closing Date, Buyer may elect to extend the Outside Closing Date for an additional six months by providing written notice to Seller that it has elected to extend the Outside Closing Date. If the conditions precedent set forth in Section 9 are not satisfied as of the Outside Closing Date (including any extension as provided above), this Agreement may terminate as provided in Section 12. The term "Business Day" means any weekday, except for any weekday on which banks are closed in Las Vegas, Nevada.

4. Approvals.

                               4.1 Gaming Approvals. This Agreement and the purchase and sale of the Purchased Assets is subject to, and must comply with, all applicable laws, including, but not limited to, obtaining the necessary consents, approvals and actions of, filings with and notices to any Gaming Authorities (as defined below in Section 4.2) that are necessary to permit the transfer of ownership of the Purchased Assets (in order that Buyer may continue to conduct a gaming operation substantially similar to that being conducted by Seller in connection with the Keno Business as of the date of this Agreement) and to consummate the transactions contemplated hereby, including, without limitation, (i) completion of findings of suitability, which shall have been duly obtained, made or given and shall be in full force and effect, and (ii) all terminations or expirations of waiting periods imposed by any Gaming Authorities necessary for the consummation of the transactions contemplated herein shall have occurred (the "Gaming Approvals"). The Parties hereto acknowledge that the Gaming Approvals are a precondition to the consummation of the transactions contemplated herein and that no funds, which are part of the consideration for the transactions contemplated herein, may be transferred from Seller to Buyer prior to that time.

                              4.2 Gaming Authorities. "Gaming Authority" means any Governmental Authority (as defined in Section 5.3(c)) with regulatory, licensing or permitting authority or jurisdiction over the ownership, manufacture, supply, distribution or sale of gaming equipment or related or associated equipment, or the conduct of gaming or gambling activities in any jurisdiction.

                             4.3 Gaming Laws. "Gaming Laws" means all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority or jurisdiction over the ownership or operation of gaming in any jurisdiction.

5. Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

5.1 Organization. Seller is a duly organized corporation, existing and in good standing under the laws of the State of Nevada.

                                5.2 Authority. Seller has the requisite power and authority to execute and deliver this Agreement and the other agreements provided for herein, and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of Seller. Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes Seller's legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

                               5.3 Violation. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby, nor the performance by the Seller of its obligations hereunder will:

(a) Violate or result in any breach of any provision of the articles of incorporation, bylaws or any other organization documents of Seller, each as amended;

(b) Violate, conflict with or result in a material violation or breach of, or constitute a material default (with or without due notice or lapse of time or both) under, or permit the termination of, any of the Assumed Contracts;

(c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any federal, state or municipal court or governmental, quasi- governmental or regulatory department or authority ("Governmental Authority") applicable to Seller in any material respect; or

(d) Result in the imposition of any mortgages, pledges, liens, encumbrances, equities, claims, title retention or other security arrangement or obligations on the Purchased Assets.

5.4 Approvals.

(a) Except as set forth on Schedule 5.4(a), no governmental approvals from any Governmental Authority or consents of third parties, other than consents that are required for Seller to assign the Assumed Contracts, are required for the execution and delivery of this Agreement by Seller or the consummation and performance by Seller of the transactions contemplated by this Agreement.

(b) Schedule 5.4(b) lists the Assumed Contracts for which third party consents are required for Seller to assign the Assumed Contracts; provided, however, as provided in Section 1.4, the Parties acknowledge that such consents are not being obtained prior to the Closing.

5.5 Contracts.

                                               (a) Each of such Assumed Contracts is valid, binding, subsisting and enforceable in accordance with its terms (subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditor's rights generally), and Seller has performed in all material respects all obligations required to be performed under any such Assumed Contracts and is not in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract or arrangement under the terms thereof. Without limiting the generality of the foregoing, Seller has not, within the last twelve months, received any correspondence from any creditor referencing the possibility of either placing Seller on any more restrictive or less favorable credit terms or referring Seller's account for collection action.

(b) Seller has delivered true and correct copies of all Assumed Contracts to Buyer.

                           5.6  Liens. Except as set forth in Schedule 5.6, Seller is in possession of and has good and marketable title in the Purchased Assets, free and clear of all Liens (as defined below in this Section), and the Purchased Assets are in good working order and condition, ordinary wear and tear excepted. Additionally, as of the Closing, Seller shall be in possession of and shall have good and marketable title in the Purchased Assets, free and clear of all Liens (as defined below in this Section), and the Purchased Assets shall be in good working order and condition, ordinary wear and tear excepted. "Lien" shall mean any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal or first offer, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of any similar nature.

                          5.7  Claims. There is no suit, action, arbitration, unfair labor practice charge, or legal, administrative or other proceeding, or governmental investigation, pending or threatened, against or affecting Seller or Seller's Business. Additionally, there is no pending action or audit by a Governmental Authority that may result or could result in the payment of any fines, fees or assessment to any Governmental Authority. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality in connection with the Purchased Assets or any other assets of Seller.

                          5.8  Tax Returns. All Tax Returns (as defined in Section 5.8(i)) required to be filed with respect to the Business for all periods through and including the Closing Date have been duly and timely filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined in Section 5.8(ii)) shown as due on such Tax Returns have been timely paid. All Taxes required to be withheld and paid with respect to (i) Seller's Business; or (ii) any amounts owed by Seller to any employee, creditor, independent contractor or other third party have been duly and timely withheld and paid. To the Knowledge of Seller (as defined below in this Section), there are no pending or threatened audits or investigations with respect to Taxes relating to the Business, "Knowledge of Seller" means the actual knowledge of the officers of Seller.

                                                            (i)"Tax Return" means any return, declaration, report, claim for refund, information return or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

                                                           (ii) "Taxes" means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind imposed by any tax authority or other governmental authorities.

                                5.9    Financial Statements. The financial statements of Seller (the "Financial Statements"), including the notes thereto, were prepared on an accrual basis, are true and correct and fairly present in all material respects the financial condition, results of operations and cash flows of the Business for the periods covered thereby. The March Statement is true and correct and fairly present in all material respects the financial condition, results of operations and cash flows of the Keno Business for the periods covered thereby.

5.10  No Other Rights. Seller has not: (i) obligated itself in any manner to sell the Purchased Assets to any party other than Buyer; (ii) granted any option to purchase the Purchased Assets to any party other than Buyer; or (iii) granted any right of first offer or first refusal in connection with the Purchased Assets.

5.11  Receivables.Schedule 5.11 attached sets forth a true, correct and complete list of the accounts and notes receivable of Seller relating to the Keno Business, including the Assumed Contracts, including the aging thereof as of September 30, 2009. As of the Closing, Seller shall provide a true, correct and complete list of the accounts and notes receivable of Seller relating to the Keno Business, including the Assumed Contracts, including the aging thereof as of the date thereof. All accounts receivable of the Company: (1) are legal, valid and binding obligations of the obligor with respect thereto, and are in full force and effect; (ii) arose out of bona fide transactions in the ordinary course of business; (iii) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or pending claim or, to the Knowledge of Seller, any threatened claim; and (iv) are valid and collectible (in the ordinary course of business).

5.12  Liabilities. Except as set forth in Schedule 5.12, Seller does not have any material liabilities (absolute, accrued, contingent or otherwise) relating to the Keno Business, except liabilities or obligations (i) adequately provided for in the Financial Statements, or (ii) incurred since December 31, 2008 in the ordinary course of business. None of the Seller or any of its officers, directors or, to the Knowledge of the Seller, any of their respective affiliates: (a) is contemplating the filing of a petition under the Bankruptcy Laws (as defined below in this Section) with respect to Seller, or the liquidation of all or any major portion of its or their assets or properties, or (b) aware of any person (as defined below in this Section) contemplating the filing of any petition against the Seller under the Bankruptcy Laws. The term "Bankruptcy Laws" means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal laws pertaining to insolvency. The term "person" means any natural person, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or any Governmental Authority.

5.13 Intellectual Property.

                                                      (a)The Keno Intellectual Property as set forth on Schedule 1.1(e) constitutes all of the Intellectual Property rights and other proprietary rights used by Seller in the operation of the Keno Business and constitutes all rights related to Keno that is owed by Seller and for which Seller has a license or right to use; Seller has a valid binding enforceable license to use all such Keno Intellectual Property in connection therewith. The use of the Keno Intellectual Property does not infringe upon the rights of any other person, whether or not registered. Seller has not received any notice of a Claim of such infringement, nor were any such Claims the subject of any action, suit or proceeding naming Seller as a party thereto. The term "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property.

(b) Seller has no knowledge of any infringement or improper use by any third party of the Keno Intellectual Property, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Keno Intellectual Property was alleged to have been committed by a third party.

(c) Except as set forth on Schedule 1.1(e), there are no licenses, sublicenses or agreements to which Seller is a party or is bound with respect to (i) the use by third parties of the Keno Intellectual Property or any intellectual Property of Seller relating to the game commonly known as Keno, or (ii) the use by Seller of the Keno Intellectual Property and, to the Knowledge of Seller (as defined below), there is no prior right of any other party or other impediment which would invalidate or affect any of the Keno Intellectual Property. Seller has delivered to Buyer true and correct copies of all Contracts relating to the Keno Intellectual Property. As of the Closing, Seller will cause Gaming Arts to license or sublicense all Keno Intellectual Property to Buyer in connection with the Keno Business.

(d) The use of the Keno Intellectual Property does not and will not infringe upon the rights of any other person, whether or not registered.

(e) Seller is not aware of any facts that would be adverse to the validity and enforceability of the Keno Intellectual Property (e.g., an on sale bar that would invalidate a patent).

(f) The Keno Intellectual Property constitutes all of the Intellectual Property rights and other proprietary rights used by Seller in the operation of the Keno Business and are freely transferable without the consent of any person.

5.14 Omissions. No statement or certificate furnished or to be furnished pursuant hereto or in connection with the transaction contemplated herein, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

5.15  Entire Line, The sale of the Purchased Assets pursuant to this Agreement will convey the entire Keno Business to Buyer, excluding the Keno Intellectual Property relating to the Keno Business; provided that Buyer will have the rights to use the Keno Intellectual Property through a license or sublicense of such rights to Buyer.

5.16 Broker. No broker, investment bank, financial advisor or other person is entitled to any brokerage, finder's, financial advisor's or similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Seller.

5.17 Survival. The representations and warranties set forth in this Section 5 shall survive the Closing.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

6.1  Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and the other agreements provided for herein and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of Buyer. Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes Buyer's legal, valid and binding obligation, enforceable against Buyer in accordance with its terms.

                                 6.2   Broker. No broker, investment banker, financial advisor or other person isentitled to any brokerage, finder's, financial advisor's or similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Buyer.

6.3Survival. The representations and warranties set forth in this Section 6 shall survive the Closing.

7. Covenants and Additional Agreements.

7.1Covenants of Seller. Prior to the Closing, Seller covenants and agrees as follows:

(a) Seller will operate the Business in good faith and use commercially reasonable efforts to preserve, protect and maintain the Purchased Assets in a manner substantially consistent with past practices of Seller and operate the Business in compliance in all material respects with all applicable laws;

(b) Seller shall promptly pay all of its obligations as such obligations become due and shall not enter into or materially modify any Contract for indebtedness;

(c) Seller shall not dispose of any of the Assets, or amend, extend or terminate any of the Contracts other than in the ordinary course of business or consistent with past practice;

(d) The Inventory shall be maintained in substantially the same quality, quantity and grade that exists as of the date of the execution of this Agreement, as set forth on Schedule 7.1(d), and the sole person in charge of ordering such Inventory shall be Seller's manager of the Keno Business;

(e) Seller shall obtain the release of all Liens against any of the Purchased Assets;

(f) Seller shall not enter into any purchase order, lease or other agreement that would result in a obligation in excess of $50,000 owed by Seller;

(g) Seller shall keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the business of the Company; and perform in all material respects all obligations of the Company under any Contract, relating to or affecting the business of Seller unless the other party to such Contract has breached the terms thereof in which case Seller shall take any and all action that may be necessary or advisable to cause the other party to remedy the breach;

(h) Seller shall maintain the books of account and records of the Seller consistent with past practices;

(i) Seller shall comply in all material respects with all applicable laws and any judgment, decree, injunction, order, writ, award or ruling of any Governmental Authority that is binding on Seller or its assets or property;

                                                (j) Seller shall not enter into any employment agreement with or commitment to employees of the Business (other than any at-will employment agreement) or pay any bonuses to any officer or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business, changes in Benefit Plans in the ordinary course of business or as required to comply with applicable laws;

(k)Timely prepare and file all Tax Returns relating to the assets of
Seller for all taxable periods ending on or before the Closing Date and pay or cause to timely pay all Taxes related to the assets of Seller on or before the Closing Date;

(1)Seller will give any notices to third parties and use their reasonable best efforts to obtain any third party consents that Buyer reasonably may request in order for the Parties to consummate the transactions contemplated by this Agreement;

(m) Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of its own representations and warranties herein; provided, however, no disclosure by any Party pursuant to this Section 7.1(m) shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant;

(n) Seller shall not participate in any discussions or negotiations or solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of the Business or the Purchased Assets; and

(o) Seller shall not undertake any activity that may jeopardize Buyer's ability to obtain Gaming Approvals.

                              7.2  Access to Information. As of the date of this Agreement and until the Closing, Seller will: (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Business and to Seller's books and records, at times that are mutually agreed between Buyer and Seller and at all times a representative of Seller will be present during any inspection at the facilities property; (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require; and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request; provided, however, any such investigation shall be conducted in such a manner as not to unreasonably interfere or in any manner disrupt the operations of Seller and at all times a representative of Seller shall be present during any inspection of any facilities or premises of Seller. Buyer shall not contact Seller's employees, contractors, or vendors without the express prior written consent of Seller, which shall not be unreasonably withheld or delayed.

8. Closing Deliveries.

8.1 Seller's Delivery. On the Closing Date, Seller shall deliver to Buyer:

(a) an original executed bill of sale setting forth the Purchased Assets listed on Schedule 1.1(a), in the form attached hereto as Exhibit A; provided, however, Seller and Buyer shall take an inventory of all assets listed on Schedules 1.1(a) and 7.1(d) at 12:01 a.m. (Pacific Time) as of the Closing Date, and Schedule 1.1(a) shall be amended, subject to Seller and Buyer consenting in writing to such Schedule 1.1(a); provided that Seller acknowledges and agrees that Buyer may terminate this Agreement due to a breach of various representations, warranties and covenants relating to the maintenance of such Purchased Assets and as otherwise provided herein;

(b) an assignment of Assumed Contracts in the form attached as Exhibit B (the "Assignment of Contracts");

(c) only in the event of the Election and only upon Buyer consenting to the terms of the Assignment of the Lease, as provided in Section 1.5, an original executed Assignment of Lease and Landlord's Consent;

(d) the release, in the form attached hereto as Exhibit C, releasing Liens on the Purchased Assets, as of the Closing;

(e) deliver to Buyer possession of the Purchased Assets;

(f) executed original certificate of titles, or the equivalent thereof resulting in the transfer the vehicles, which comprise part of the Purchased Assets, to Buyer; and

(g) delivery and execution of all other documents that Buyer, in its sole and absolute discretion requests, in order to transfer all of the Purchased Assets to Buyer.

8.2 Buyer's Delivery. On the Closing Date, only if Seller has delivered to Buyer the items set forth in Section 8.1, Buyer shall deliver to Seller:

(a) the proceeds equal to the Purchase Price;

(b) an original executed counterpart of the Assignment of Agreements; and

(c) only in the event of Buyer's Election, an original executed Assignment of Lease.

9. Conditions to Closing.

                                9.1 Buyer's Conditions to Closing. The obligations of Buyer to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date of each of the conditions set forth in this Section 9.1:

(a) the representations and warranties of Seller in Section 5 shall he true and correct at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time);

(b) all Gaming Approvals shall have been obtained;

(c) Seller shall have delivered the documents set forth in Section 8.1;

(d) Buyer shall have received evidence satisfactory to it that Buyer will receive at Closing good and marketable title to each of the Purchased Assets, free and clear of all Liens;

(e) a license agreement, relating to the Keno Intellectual Property, executed by Buyer and Gaming Arts, effective as of the Closing, subject to the terms being in the form approved by Buyer;

(f) a sublicense agreement, relating to the Intellectual Property known as Nevada Numbers and relating to a License Agreement between Gaming Arts and Seller, executed by Buyer and Gaming Arts, effective as of the Closing, subject to the terms being in the form approved by Buyer;

(g) all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(h) all such other instruments or documents as may be reasonably required by Buyer in order to consummate the transactions contemplated herein.

Buyer shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Buyer of any condition to its obligations hereunder shall constitute a waiver by Buyer of any other condition precedent to its obligations hereunder.

                                 9.2  Seller's Closing Conditions. The obligations of Seller to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 9.2:

(a) the representations and warranties of Buyer in Section 5 shall be true and correct in all material respects as of the date of this Agreement with the same effect as though made on and as of the Closing Date;

(b) all Gaming Approvals shall have been obtained;

(c) Buyer shall have delivered the documents set forth in Section 8.2;

(d) all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(e) all such other instruments or documents as may be reasonably required by Seller in order to consummate the transactions contemplated herein.

Seller shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Seller of any condition to its obligations hereunder shall constitute a waiver by Buyer of any other condition precedent to its obligations hereunder.

                                9.3  Fulfillment of Conditions Precedent. Each Party agrees to use reasonable best efforts to fulfill the conditions precedent to their obligation to close this transaction, as set forth herein.

10. Costs and Expenses.

10.1 Prorations.

(a) The following shall be prorated and adjusted between the Parties hereto as of the Closing Date: (a) revenues, charges and payments under the Assumed Contracts (except as with respect to the Assumed Trade Payables for which Buyer shall be obligated as provided in Section 1.2); and (b) revenues from the operation of the Purchased Assets.

(b) For purposes of calculating prorations, Buyer shall be deemed to be in title to the Purchased Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in such month and a 365 day year. The amount of such prorations shall be initially calculated by Seller and Buyer at the Closing but shall be subject to adjustment in cash after the Closing when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments no later than 30 clays after the Closing. The provisions of this Section 10.1 shall survive the Closing.

10.2 Closing Statement. Seller and Buyer shall prepare a closing statement reflecting the prorations set forth above (the "Closing Statement") within 30 days after the Closing, as mutually agreed upon by the Parties hereto; such agreement shall be evidenced by the Parties hereto executing to the consent of the Closing Statement. If the Closing Statement reflects a net amount due and owing to Seller, Buyer shall pay such net amount to Seller within five days after the Closing Statement both Parties hereto have executed a consent to the Closing Statement. If, in contrast, the Closing Statement reflects a net amount due and owing to Buyer, Seller shall pay such amount to Buyer within five days after the Closing Statement both Parties hereto have executed a consent to the Closing Statement. In the event Seller and Buyer agree that additional items shall be pro-rated, allocated or adjusted, any such items shall be prorated, adjusted or allocated consistent with this Section 10. In the event that the Parties do not agree on all of the items with respect to the Closing Statement, the Parties shall include nondisputed items on the Closing Statement. The items reflected on the Closing Statement shall be subject to adjustment subsequent to the Closing Date; provided, however, that no Claim for an adjustment may be made more than one year following the Closing Date.

10.3 Taxes Withheld. All transfer, sales, use, registration and all other such Taxes and fees incurred in connection with, or arising out of, the transactions completed by this Agreement shall be paid by Seller when due, and Seller shall, at its expense, file all necessary federal, state and local tax returns and other documentation with respect to the foregoing. Seller shall remain responsible for payment of any fees or taxes due pursuant to any subsequent deficiency determination made pursuant to applicable law which encompass any period of time before the Closing, and shall hold Buyer harmless therefrom.

11.  Post-Closing Covenants.

11.1 Receivables.

(a) On the Closing Date, or as soon thereafter as practicable, Seller shall provide Buyer with a schedule, setting forth by customer, and its outstanding accounts receivable relating to the Keno Business on the Closing Date. In the event that Seller receives any receivables relating to the Keno Business, within five days of the receipt, Seller shall deliver such amounts to Buyer. Upon written request of Buyer, Seller shall use its best efforts to assist Buyer in the collection of the outstanding Keno Accounts Receivables that are part of the Purchased Assets, which shall be at no cost to Buyer.

(b) The obligations of the Parties to forward the payments relating to the Keno Accounts Receivable pursuant to this Section 11.1 are absolute and unconditional and irrespective of any circumstances whatsoever that might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the Parties, the right to assert any of which with respect to proceeds of any accounts receivable is hereby waived. The obligations under this Section 11.1 shall survive the Closing.

11.2 Commercially Reasonable Efforts. On and after the Closing Date, Seller and Buyer shall use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated herein, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof.

11.3 Non-Competition Agreement.

(a) Seller agrees that, during the five-year period following the Closing Date, Seller or its successors and assigns shall not, directly or indirectly, or for any other Person (other than the Seller) participate in the Keno Business. For purposes of this Section 11.3(a), the term "participate" includes any direct or indirect interest in any enterprise, whether as a partner, member, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner, seller or licensor (which shall include the sale or licensing of any Intellectual Property to any third party that could be used by such third party to compete with the Keno Business) or otherwise; provided that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For and in consideration of the restrictions and limitations of this Section 11.3(a), Seller agrees that it has received a fair and adequate portion in connection with this provision.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) Notwithstanding any provision to the contrary, in the event of a breach or threatened breach of any of the duties and obligations of Seller or any related party thereto under this Section 11.3, Buyer shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to monetary damages), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach without the need to post a bond or demonstrate irreparable harm or inadequacy of monetary damages. Seller agrees that, in the event there is a question as to the enforceability of this Section 11.3, Seller will not engage in any conduct inconsistent with or contrary to this Section until after the question has been resolved by a final judgment of a court of competent jurisdiction.

12. Events of Termination.

12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date: (i) by the written agreement of the Parties; (ii) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, including, without limitation, any breach of a covenant under Section 7.1(a) or 7.1(d); (iii) by Buyer or Seller if any permanent injunction or proceeding by any Governmental Authority of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by the Agreement becomes final and nonappealable; or (iv) by Buyer, if the Closing shall not have occurred, for any reason, on or prior to the Outside Closing Date, including the failure to obtain all Gaming Approvals by the Outside Closing Date.

12.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller or Buyer.

13. Indemnification.

13,1 Buyer's Indemnification Obligations. Buyer shall indemnify, defend and hold harmless Seller and its respective affiliates, officers, members, managers, employees, agents and representatives and persons claiming by and through any of them and their respective heirs, personal representatives, legatees, successors and assigns (collectively, the "Seller 's Group"), for, from and against all demands, claims, actions, causes of action, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Claims"), directly or indirectly asserted against, imposed upon or incurred by Seller's Group or any member thereof: (i) by reason of or resulting from any material breach of a representation or warranty made by Buyer in this Agreement or in any exhibit, certificate or any other agreement or document executed or delivered in connection herewith being untrue, incorrect or incomplete; or (ii) the operation of the Keno Business on or after the Closing Date.

13.2 Seller's Indemnification Obligations. Seller shall indemnify, defend and hold harmless Buyer and its respective affiliates, officers, members, managers, employees, agents and representatives and persons claiming by and through any of them, and their respective heirs, personal representatives, legatees, successors and assigns (collectively, the "Buyer's Group"), for; from and against all Claims, directly or indirectly asserted against, imposed upon or incurred by Buyer's Group or any member thereof, resulting from, directly or indirectly, or incident to: (i) any material breach of a representation or warranty made by Seller in this Agreement or in any exhibit, certificate or any other agreement or document executed or delivered in connection herewith being untrue, incorrect or incomplete; (ii) the operation of any business of Seller that occurred or arose prior to the Closing Date; or (iii) any of Seller's businesses that occurred after the Closing Date or relate to Seller's operations after the Closing Date.

13.3 Third Party Claims. If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which either party (the "Indemnitee") may seek indemnification from the other pursuant to the provisions of this Section 13, the Indemnitee shall promptly cause written notice of the assertion of such claim or demand to be made to the other party (the "Indemnitor"). The Indemnitor shall be subrogated to all rights and remedies of the Indemnitee.

13.4 Survival. The obligations of this Section 13 shall survive the Closing.

14. Miscellaneous.

14.1 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) when delivered if personally delivered by hand (with written confirmation of receipt); (ii) when received if sent by a nationally recognized overnight courier service (receipt requested); or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile). Notices, demands and communications to the Party address is specified in writing, be sent to the address indicated below:

If to Seller: If to Buyer:
Las Vegas Gaming Inc.
4000 West All Baba Lane, Suite D
Las Vegas, Nevada 89118
Fax: (702) 253-0117
Attn: Bruce Shepard

Session Gaming, LLC
12648 Caminito Radiante
San Diego, California 92130
Attn: Bruce Merati

With a copy to:	Gordon Silver 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89169 Fax: (702) 369-2666 Attn: Jeffrey A. Silver, Esq.

14.2 Attorneys' Fees. In the event of any action or legal proceeding between or among the Parties to enforce, protect, interpret or establish any of their rights or obligations under this Agreement or any action or legal proceeding for damages for an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys' fees and costs.

14.3 Time of Essence. Time is of the essence in this Agreement and each and every provision hereof.

14.4 Governing Law; Jurisdiction. The Parties hereby irrevocably and unconditionally consent and agree that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in Clark County, in the State of Nevada, which courts shall have exclusive jurisdiction. Each of the Parties: (i) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court; (ii) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such person may have based upon lack of personal jurisdiction or improper venue; and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by such court. To the extent permitted under the laws of any such jurisdiction, each of the Parties hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such Party's present or future domicile, or otherwise, may be available to it.

14.5 Entire Agreement. This Agreement, including any Exhibits and Schedules attached hereto, constitutes the entire agreement of the Parties concerning the purchase and sale of the Assets. This Agreement may not be amended or modified, except by written amendment hereto executed by an authorized signatory for each party hereto. In the event of any inconsistencies between this Agreement and any Exhibit attached hereto, this Agreement shall control.

14.6 Waivers. No delay or failure by any party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. To be valid, a waiver shall be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

14.7 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Except as otherwise provided herein, this Agreement shall fully bind and inure to the benefit of each Party's respective personal representatives, heirs, successors and assigns.

14.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other persons except to any assignee permitted hereunder.

14.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to such person or circumstance or to other persons or circumstances, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

14.10 Facsimile Signature and Counterparts. For purposes of execution of this Agreement, fax signatures shall be deemed to be original signatures creating a valid and binding obligation of the party so signing. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

14.11 Interpretation. The captions of the sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement. Any pronouns or references used herein shall be deemed to include the masculine, feminine or neuter genders as appropriate. Any expression in the singular or the plural shall, if appropriate in the context, include both the singular and the plural. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

14.12 Days. If any of the dates specified in this Agreement shall fall on a Saturday, Sunday or nationally recognized holiday, then the date of such action shall be deemed to be extended to the next Business Day.

14.13 Expenses. Each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided herein.

14.14 No Trial by Jury. To the extent permitted by law, each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby.

14.15 Acknowledgment. The Parties respectively represent that each has had an opportunity to be represented by counsel of its own choosing in the negotiation and execution of this Agreement. Each Party affirms and acknowledges that each party has read, fully appreciates and understands the words, terms and provisions of this Agreement, is entirely satisfied with the terms hereof and has duly executed this Agreement voluntarily and of its full free will and accord. The Parties, and each of them, further acknowledge that this Agreement has been prepared by Gordon Silver, counsel to Buyer.

[Signatures on following page.]

WHEREFORE, this Agreement is executed by the Parties to be effective as of the date of this Agreement.

BUYER:

Session Gaming, LLC, a Nevada limited liability company

/s/ Bruce Merati_______________________
Bruce Merati, Manager

SELLER:

Las Vegas Gaming Inc., a Nevada corporation

/s/ Las Vegas Gaming Inc.
By:             Bruce A. Shepard
Its:             Chief Financial Officer

Schedules
Schedule 1.1(a)	Assets
Schedule 1.1(d)	Assumed Contracts
Schedule 1.1(e)	Intellectual Property
Schedule 5.3	Violation
Schedule 5.4(a)	Approvals
Schedule 5.4(b)	Assumed Contract Consents
Schedule 5.6	Liens
Schedule 5.11	Accounts Receivable
Schedule 5.12	Liabilities
Schedule 5.13(c)	Intellectual Property Agreements
Schedule 7.1	Inventory
Exhibits
Exhibit A	Bill of Sale
Exhibit B	Assignment of Contracts
Exhibit C	Release